UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒     Filed by a Party other than the Registrant ☐

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☑	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

SEVCON, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Preliminary Copy – Subject to Completion

Sevcon, Inc.
155 Northboro Road
Soutborough
MA 01772

Tel (508) 281 5510
Fax (508) 281 5520

www.sevcon.com
January [•], 2017

Dear Stockholder:

Our proxy materials for the 2017 Annual Meeting of Stockholders are enclosed. We appreciate your reviewing them carefully and encourage you to participate in the Annual Meeting by voting, whether or not you are able to attend in person.

The 2017 Annual Meeting will be unusual. Meson Capital LP, which is managed by one of our own directors, has notified us that it intends to nominate up to [#] individuals for election to the Board of Directors in opposition to the nominees recommended by our Board. You may receive solicitation materials from Meson, including proxy statements and gold proxy cards.

Your Board of Directors does NOT endorse any Meson nominee and recommends that you vote on the WHITE proxy card or voting instruction form “FOR ALL” of the director nominees proposed by your Board. The Board strongly urges you not to sign or return any proxy card sent to you by Meson. If you have previously submitted a proxy card sent to you by Meson, you may revoke that proxy and vote for our Board of Directors’ nominees and on the other matters to be voted on at the annual meeting by using the enclosed WHITE proxy card. Only the latest validly executed proxy that you submit will be counted.

Your Board and management are enthusiastic about Sevcon’s prospects. We are at the forefront of the “electrification” wave sweeping the automotive world, and we are investing in top-flight engineering resources to capitalize. We have attracted significant development contracts with some of the world’s largest vehicle manufacturers, which we expect will lead to substantial revenue from the products being developed, in addition to the increasing product sales we are already seeing. We believe that the current Board should stay the course and that the stockholders should reject Meson’s proposal, which we believe would disrupt the Company.

You may vote your shares in one of four ways:

•	Visit the website shown on your proxy card to submit a proxy to vote your shares via the Internet;
•	Use the toll-free telephone number on your proxy card to submit a proxy to vote your shares by telephone;
•	Sign, date, and mail your proxy card to us in the enclosed envelope; or
•	Attend the Annual Meeting and vote in person. (If you plan to do this, please also vote using one of the other methods to make sure your votes are recorded.)

Please use the WHITE proxy card when you vote.

Thank you for your support.

Sincerely,

Matthew Boyle	Matthew Goldfarb
President and Chief Executive Officer	Chairman of the Board

SEVCON, INC.

155 NORTHBORO ROAD, SOUTHBOROUGH, MASSACHUSETTS 01772

TELEPHONE (508) 281-5510

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the 2017 annual meeting of the stockholders of Sevcon, Inc., a Delaware corporation, will be held at the offices of Locke Lord LLP, 20th Floor, 111 Huntington Avenue at Prudential Center, Boston, Massachusetts, at [•] p.m. on Tuesday, February 7, 2017, for the following purposes:

1.	To adopt an amendment to Sevcon’s Amended and Restated Certificate of Incorporation to immediately declassify our Board of Directors so that all directors would be elected annually for one-year terms.

2.	If Proposal 1 is approved, to elect eight directors, each to hold office for a term of one year, with the Sevcon Board of Directors’ recommended candidates named in the attached proxy statement.

3.	If Proposal 1 is not approved, to elect five directors, each to hold office for a term of one year, with the Sevcon Board of Directors’ recommended candidates named in the attached proxy statement.

4.	To ratify, by an advisory vote, the selection of RSM US LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2017.

5.	To approve, by an advisory vote, the fiscal 2016 compensation of the Company’s executive officers.

6.	To indicate, by an advisory vote, the frequency with which the stockholders should vote to approve the compensation of the Company’s executive officers.

7.	To transact such other business as may properly come before the meeting.

These matters are described more fully in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on December 9, 2016 are entitled to notice of the meeting or to vote thereat.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE THE WHITE PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, OR USE THE INTERNET OR TELEPHONE METHOD OF SUBMITTING A PROXY DESCRIBED IN YOUR WHITE PROXY CARD SO THAT YOUR SHARES CAN BE VOTED AT THE MEETING IN ACCORDANCE WITH YOUR INSTRUCTIONS. IF YOU ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOUR PROXY WILL NOT BE USED.

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor at the following telephone number:

[•]
Call Toll-Free: [•]
* * * * *

By order of the Board of Directors,

MATTHEW C. DALLETT
Dated January [●], 2017	Secretary

Preliminary Copy – Subject to Completion

PROXY STATEMENT
INFORMATION CONCERNING THE PROXY SOLICITATION

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on February 7, 2017:

This Proxy Statement and the Annual Report are available to the Company’s stockholders electronically via the Internet at www.proxyvote.com

Approximate Date of Mailing: January [●], 2017

Why have we sent you these materials?

The enclosed WHITE proxy card is solicited by and on behalf of the Board of Directors of Sevcon, Inc. (“Sevcon” or the “Company”) for use at the annual meeting of stockholders of the Company to be held on Tuesday, February 7, 2017 at [ •] p.m. at the offices of Locke Lord LLP, 20th Floor, 111 Huntington Avenue at Prudential Center, Boston, Massachusetts (see www.lockelord.com/thefirm/offices/boston   for directions), and any adjournments or postponements thereof. It is subject to revocation at any time prior to the exercise thereof by giving written notice to the Company, by submission of a later dated proxy or by voting in person at the meeting.

Who can vote at the Annual Meeting?

Stockholders of record at the close of business on December 9, 2016 will be entitled to vote at the meeting. With respect to all matters which will come before the meeting, each stockholder may cast one vote for each share registered in his or her name on the record date. On December 9, 2016, the Company had outstanding 5,341,993 shares of common stock, $0.10 par value, which is its only class of stock outstanding and entitled to vote at the meeting.

How do you vote?

You have received a WHITE proxy card or voting instruction form with this proxy statement.  Whether or not you plan to attend the meeting, we urge you to complete, date, sign and return the enclosed WHITE proxy card or form or submit a proxy to vote your shares via telephone or the Internet as instructed on the enclosed WHITE proxy card or form to ensure your vote is counted. To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

If your shares are held in an account at a broker, bank or other nominee, you are the “beneficial owner” of the shares and these proxy materials were sent to you by that organization, which is the “stockholder of record” for purposes of voting. As beneficial owner, you have the right to direct that organization how to vote the shares in your account. Due to the contested nature of the director election, your broker, bank or other nominee will only be able to vote your shares on any proposal at the annual meeting if you have instructed it how to vote. Please do so as described on the enclosed voting instruction form provided by your broker, bank or other nominee. Also, if you wish to vote your shares in person at the meeting, you will need to provide us with a valid proxy (sometimes referred to as a “legal proxy”) from your broker, bank or other nominee.

The shares represented by every executed proxy card received (and not subsequently revoked) will be voted, and where a choice has been specified, the shares will be voted in accordance with the specification so made. If no choice has been specified on a WHITE proxy card, the shares will be voted:

(1) FOR the proposal to adopt the amendment of our certificate of incorporation to immediately declassify the Board and provide for the annual election of directors,

(2) if Proposal 1 is approved, FOR the election of the Board’s eight recommended nominees as directors,

(3) if Proposal 1 is not approved, FOR the election of the Board’s five recommended nominees as directors,

(4) FOR the proposal to ratify the selection of the Company’s independent registered public accounting firm,

(5) FOR the proposal to approve the Company’s fiscal 2016 executive compensation, and

(6) in favor of the Company’s including a “Say on Pay” proposal in the proxy statement for its annual meeting each year.

How many shares must be present to constitute a quorum?

The presence in person or by proxy of the holders of a majority of the outstanding shares of common stock as of the record date for the meeting will constitute a quorum at the annual meeting, which is required to hold the annual meeting and conduct business.  If you are a record holder of shares of common stock as of the close of business on December 9, 2016 and you submit a proxy, regardless of whether you abstain from voting on one or more matters, your shares will be counted as present at the annual meeting for the purpose of determining the presence of a quorum.  If your shares are held in an account by a broker, bank or other nominee and you do not provide voting instructions with respect to your shares, your shares will not be considered present and entitled to vote for the purpose of determining a quorum; however, if you provide voting instructions and your bank, broker, or other nominee submits a proxy for your shares, your shares will count towards a quorum.

What should you do if you receive a proxy card from Meson?

Meson Capital L.P. has notified us that it may nominate up to [#] persons for election as directors to the Company’s Board of Directors at the annual meeting in opposition to the nominees recommended by our Board.  If Meson proceeds with its alternative nominations, you may receive proxy solicitation materials from Meson, including an opposition proxy statement and gold proxy card. We are not responsible for the accuracy of any information contained in any proxy solicitation materials used by Meson or any other statements that it may make. Our Board does not endorse any Meson nominee and recommends that you disregard any proxy card or solicitation materials that may be sent to you by Meson.

If you have already voted using the gold proxy card, you may change your vote and vote for the Board’s recommended nominees and on the other matters to be voted on at the annual meeting. You may do this by submitting a proxy via the Internet or by telephone following the instructions on the WHITE proxy card, by completing and mailing the enclosed WHITE proxy card in the enclosed pre-paid envelope, or by attending and voting at the annual meeting in person. You may also revoke any previously submitted proxy by sending a written notice of revocation to the Company.

Note that voting to “WITHHOLD” with respect to any of Meson’s nominees on a gold proxy card is not the same as voting for the Board’s nominees because submitting a gold proxy card will revoke any WHITE proxy you previously submitted. Only the latest validly executed proxy that you submit will be counted.

Who are the participants in, and who is paying for, this proxy solicitation?

The costs of solicitation, including the preparation, assembly and mailing of proxy statements, notices and proxies, will be paid by the Company. In addition to mailing these proxy materials, our directors may also solicit proxies in person, by telephone or by other means of communication. Appendix B to this proxy statement provides information about our directors and executives who are considered “participants” in this proxy solicitation under the rules of the SEC by reason of their position or because they may be soliciting proxies on our behalf. Directors will not be paid any additional compensation for soliciting proxies. We may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

In addition, we have retained the services of [•], a professional proxy solicitation firm, to aid in the solicitation of proxies. [•] estimates that approximately [•] of its employees will assist in this proxy solicitation, which they may conduct by personal interview, mail, telephone, facsimile, email, other electronic channels of communication, or otherwise. We expect to pay [•]’s customary fees, estimated not to exceed approximately $[•] in the aggregate, plus reasonable out-of-pocket expenses incurred in the process of soliciting proxies.  The Company’s aggregate expenses, including those of [•], related to the solicitation in excess of those normally spent for an annual meeting as a result of the potential proxy contest, and excluding salaries and wages of our officers and regular employees, are expected to be approximately $[•], of which approximately $[•] has been spent to date. The Company has agreed to indemnify [•] against certain liabilities relating to or arising out of their engagement.

* * * * *

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, [•], toll free at [•].

BACKGROUND OF THE STOCKHOLDER NOMINATIONS

Sevcon is a world-wide leader in supporting electrification – the migration of internal combustion to hybrid and pure electric systems.  Your Board recognized the advent of the market shift early on. By 2010 – well before Ryan Morris’s December 2013 election as a director – we were supporting principal manufacturers such as Polaris, Renault and Peugeot as they began switching their product lines to hybrid and pure electric power. We were also – using sophisticated external resources –   collaboratively crafting a well-defined strategic plan to best position us to participate in the electrification trend and take market share, creating sustainable, long-term shareholder value. This was completed in early 2013 and has been the direction followed by management since.

Building on our 50+ year history of supplying controllers for off-road applications, Sevcon’s core electrification strategy, highlighted in the strategic plan, is to partner with principal automotive manufacturers and Tier 1 suppliers to create custom-engineered advanced control solutions that will be put into mass production for on-road vehicles. Adding Bassi’s state-of-the-art battery charging technology and power management capabilities strengthened our ability to deliver the more integrated solutions that our markets and customers are demanding, as well as to provide infrastructure charging capability to a wide range of customers and sectors. This makes Sevcon what we believe is a unique one-stop-shop for hybrid and pure electric technology.

We believe that our strategy – which now involves growing the Company rapidly, both organically and through acquisitions – is now being successfully implemented.  2016 was a banner year for development of Sevcon’s business. It started well with the acquisition in January of the Bassi charger business, which allows us to address both onboard and infrastructure charging opportunities. The Bassi segment has performed above our expectations, with fiscal 2016 revenue growth of 26% post-acquisition. Our core on-road business expanded organically during fiscal 2016 as well. Sevcon now has more high-value projects in the pipeline than ever before – with a number expected to go into large-scale production in 2017, 2019, and 2020 – and we expect that customer enthusiasm for Sevcon’s capabilities will continue. In fact, one manufacturer of luxury high-performance sports cars recently nearly doubled the Sevcon content on its program scheduled for production in 2020. As we announced in connection with our year-end earnings release, we now expect total potential production revenue from electrification projects to be approximately $206 million over the five-to-seven-year production lives, up from the $166 million that we projected at the end of the third quarter of 2016. All of this activity is a direct result of your Board’s decisions over several years to invest in engineering and sales in order to generate meaningful development and production revenues.

Positioning the Company for rapid growth, however, comes at the cost of short-term profitability as the Company invests in its future. In addition to the Bassi acquisition, we are following your Board’s carefully-considered strategy of investing at historically high levels in engineering resources because we believe that this will continue to place us at the forefront of electrification and maintain our favorable market position.  Due to the global scarcity of specialized engineering skills, we decided proactively to seek, attract and integrate engineering talent to enable contract wins and to prepare ourselves for future projects and substantial production revenues. We have successfully achieved these talent acquisitions in the past year, nearly doubling the size of our engineering department. This has helped us win more electrification projects. We have also established several “engineering outposts” around the globe, creating a pipeline of engineering recruits that ensures local support and positions the Company to meet the growing demands of our customers.  Your Board is fully supportive of this entrepreneurial, strategic approach, and it raised substantial capital during 2016 in pursuit of these exciting opportunities.

We also want to assure you that your Board has not been static. The Nominating and Governance Committee (“NCG Committee”) regularly reviews the Board’s make-up and considers the mix of qualifications that we wish directors to have, as well as potential candidates.  Since 2013, five directors have left the Board and four new directors have joined, bringing new experiences, perspectives and ideas.  We expect that this process of renewal will continue in the ordinary course, to the Company’s benefit.

All of our directors have contributed to the development and implementation of the Board’s strategy. Mr. Morris wished to take a more hands-on role in the Company’s operations and, during the fall of 2015, your Board engaged in extensive discussions over his proposal that he be named Executive Chairman.  That proposal initially had the support of the other directors, but they considered Mr. Morris’s insistent demands – for authority, for compensation, and to make a significant investment at a time the Board believed was inappropriate for an insider due to pending negotiations over a strategic acquisition – to be overreaching, and the Board ultimately decided against the proposal. During this process, Mr. Morris apparently developed an implacable opinion that one director, who had disagreed with Mr. Morris’s proposed compensation terms, should be forced off the Board. He has relentlessly continued to push the NCG Committee for that result ever since.

With the guidance of the NCG Committee, there were a number of boardroom changes during 2016, while Sevcon continued to make significant progress in its business. With the Bassi acquisition behind us, in the summer of 2016, Mr. Morris was permitted to make an investment in the Company along with other investors and the Board agreed to reconsider his executive role.  With the support of Matt Boyle, the CEO, your Board believed that Mr. Morris would work constructively within the Company to help manage our exciting opportunities and lend bandwidth to a management team positioning itself for significant growth. Mr. Morris was appointed Executive Chairman in August 2016 and was tasked with gathering strategic input for the CEO and Board, advancing external strategic initiatives and supporting Sevcon’s senior management by optimizing internal oversight and overall management accountability. However, your Board perceived that Mr. Morris was inserting himself into internal affairs, causing confusion and inefficiency among management, and spending a great deal of effort trying to push certain directors off the Board. Within two weeks after his appointment, Mr. Morris began threatening a proxy contest to replace three current directors.  Significantly, the CEO concluded that Mr. Morris was being divisive and counterproductive.  Contrary to Mr. Morris’s statement that he had “no advance warning or performance review,” Mr. Goldfarb, as lead independent director and Chair of the NCG Committee, on several occasions provided Mr. Morris with constructive feedback that his perceived attempts to aggressively control the Company’s governance function and related proxy contest threats were tarnishing his reputation and perceived integrity with his fellow directors and Sevcon’s management.  Because Mr. Morris did not rectify these concerns, the Board acted by the unanimous vote of the other directors in December 2016 to remove Mr. Morris from the Executive Chairman position.  Since Mr. Morris was removed as Executive Chairman, the CEO, with the support of the NCG Committee and in recognition of Mr. Morris’s being a substantial stockholder, has nonetheless attempted to work constructively with Mr. Morris by soliciting his input on certain operational matters.

During October and November 2016 (prior to Mr. Morris’ removal as Executive Chairman), Mr. Morris suggested several potential director candidates to the NCG Committee, including Bryan Boches and Shvetank Jain. Committee members spoke with Mr. Boches in October, and your CEO spoke with Messrs. Boches and Jain. Messrs. Jain and Gross and the others suggested by Mr. Morris were not interviewed by the NCG Committee. This was because the Committee did not believe they fit the director profile desired at this time and, importantly, because the Committee understood that Mr. Morris wanted to have his candidates appointed intra-term (without the vote of all of the shareholders) via an expanded board size. It was the view of the NCG Committee that Mr. Morris’ primary objective with his recommendations was to consolidate control of your Board while forcing the exit of several current directors with whom he had previously feuded.  The NCG Committee members expressed interest in considering Mr. Boches for possible nomination to the Board, but wished that any such nomination be made in accordance with best governance practices – including putting Mr. Boches on the slate of directors to be voted on at the annual meeting of stockholders. This was not acceptable to Mr. Morris, who again reiterated his willingness to engage in a proxy contest to ensure his desired turnover on your Board.   Since then, your CEO has discussed with Mr. Boches his availability to provide consulting services to the Company on a project basis, but they jointly concluded that, given Mr. Boches’ other commitments, the complexity of the tasks and the geographic distances involved, this would be impractical at this time.

Mr. Morris’s reaction to his removal as Executive Chairman was to nominate six persons as directors, the election of even three of whom (along with him) would, in our opinion, allow him to take effective control of the Board because of the veto power it would provide on an eight-member board. Sevcon believes that that is his true agenda, since the only prescription for the Company’s growth that he has made seems to be to continue the strategy your Board is already pursuing effectively. In fact, the Company’s current three-year business plan was formulated with Mr. Morris’s input and was presented by him, as Executive Chairman at the time, for approval at the regularly scheduled Board meeting in September 2016.  We do not believe that Mr. Morris has made any proposals that would lead to faster progress in the electrification boom nor return us to profitability any sooner than your Board is doing. He essentially says, “put my people in and trust us,” but he has not offered any new business plan beyond buzz words. Some of his nominees appear to have good, general credentials on paper, but the group appears to have little public company board experience and only one appears to have business experience in Sevcon’s core focus area – experience that your Board values.

Nonetheless, consistent with best corporate governance practices, the NCG Committee recommended to your Board that all seats on the Board be opened for election by the stockholders at this annual meeting. The Board agreed that it was appropriate to allow all directors to be considered on an equal footing and adopted – subject to stockholder approval in Proposal 1 -- the proposed amendment to our certificate of incorporation to immediately declassify the Board and provide for the annual election of directors. Since adoption of Proposal 1 would add three seats to the number for which candidates could be elected, and since the deadline for stockholder nominations for director had already passed, the proxy committee of Sevcon’s Board deemed it fair to extend the deadline for an additional 10 days to permit further nominations.

Sevcon firmly believes that handing effective control of your Board to Mr. Morris would disrupt the work of the Company’s top-quality employees and potentially slow the momentum that has been generated in 2016 with the participation of all the directors. Mr. Morris’s perceived attempts to exert control over the NCG Committee to reconstruct your Board during his brief tenure as Executive Chairman led to a substantial drain on the Board’s time and resources.  The Board believes that Mr. Morris’ removal as Executive Chairman by the unanimous vote of the other directors after just four months is a clear reflection of what the Board perceives is his inability to work with others and to process feedback relative to the impact of his actions.

Under the supervision of the NCG Committee, the composition of your Board will undoubtedly continue to change as the Company grows; however, your Board believes that the changes proposed to be forced on it by Mr. Morris would impede the significant growth we foresee as the Company moves aggressively to embrace the opportunities in electrification. Accordingly, your Board has nominated the candidates listed below under Proposals 2 and 3 in the strong belief that they are highly qualified and experienced in the Company’s business, as well as being firmly committed to the best strategy of increasing stockholder value. The Board believes that its nominees will provide an important degree of continuity and will encourage constructive discourse about Company strategy and operations reflective of best corporate governance practices.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table provides information as to the ownership of the Company’s common stock as of December 9, 2016 by (i) persons known to the Company to be the beneficial owners of more than 5% of the Company’s outstanding common stock, (ii) the executive officers named in the Summary Compensation Table below, and (iii) all current executive officers and directors of the Company as a group. Beneficial ownership by individual directors and nominees for director is shown in the table on pages 9 to 13 below. In calculating the number and percentage of shares beneficially owned by any person, we have included shares that could be acquired by such person upon conversion of Series A Convertible Preferred Stock (“Series A Preferred”) to common stock and shares issuable upon exercise of options or warrants.

Name and Address Of Beneficial Owner	Amount Beneficially Owned (1)	Percent of Class
Mario J. Gabelli/GGCP, Inc. /Teton Advisors, Inc. One Corporate Center Rye, NY 10580-1435	2,558,463(2)	41.09%

Ryan J. Morris/Meson Capital Partners LLC/Bryan Boches One Sansome Street, San Francisco, CA 94960	1,152,819(3)	20.18%

Bassi Holding S.r.l. Via Mensa 3/2 48022 – Lugo (RA), Italy	665,000(4)	12.32%

Dr. Marvin G. Schorr 330 Beacon Street Boston, MA 02116	427,936(5)	7.91%

Matthew Boyle Sevcon, Inc. 155 Northboro Road Southborough, MA 01772	109,265(6)	2.03%

Paul N. Farquhar Sevcon, Inc. 155 Northboro Road Southborough, MA 01772	56,548(7)	1.06%

All current executive officers and directors as a group (9 persons)	1,483,393(8)	25.69%

(1)	Unless otherwise indicated, each owner has sole voting and investment power with respect to the shares listed or shares that power with his spouse.

(2)
As reported on Schedule 13D/A filed with the Securities and Exchange Commission (“SEC”) on July 14, 2016, Mr. Gabelli, GGCP, Inc. and Teton Advisers, Inc. are the ultimate beneficial owners of the shares shown, which are held in investment advisory accounts. GAMCO Asset Management, Inc., Gabelli Funds LLC, and Gabelli Securities, Inc., investment advisers, are indirect subsidiaries of GGCP, Inc. with beneficial ownership as follows: (i) GAMCO Asset Management, Inc., has sole investment power with respect to 1,041,274 of such shares (18.29% of the class) and sole voting power with respect to 998,274 of such shares; its beneficial ownership includes a total of 351,648 shares of common stock issuable upon conversion of shares of Series A Preferred and exercise of warrants; (ii) Gabelli Funds LLC, has sole investment power with respect to 713,038 of such shares (12.74% of the class) and sole voting power with respect to 6,444 of such shares, while the proxy voting committee of funds advised by Gabelli Funds LLC has sole voting power over the remainder of such shares; the beneficial ownership of Gabelli Funds LLC includes a total of 253,294 shares of common stock issuable upon conversion of shares of Series A Preferred and exercise of warrants; and (iii) Gabelli Securities, Inc. has sole investment and voting power with respect to 6,540 of such shares. Teton Advisors, Inc., which is controlled by Mr. Gabelli, has sole voting and investment power with respect to 797,611 of such shares (14.19% of the class), including a total of 279,311 shares of common stock issuable upon conversion of shares of Series A Preferred and exercise of warrants.

(3)
These parties filed Schedules 13D/A with the SEC on December 22, 2016 and January 5, 2017, reporting membership in a group. The number of shares shown in the table above includes (i) 12,165 shares issuable upon exercise of vested options and 1,014 shares issuable upon conversion of Series A Preferred that are owned directly by Mr. Morris, (ii) a total of 50,597 shares issuable upon conversion of Series A Preferred and exercise of warrants owned by Meson Capital LP, and (iii) 307,000 shares issuable upon the exercise of warrants owned by Meson Constructive Capital LP (which has beneficial ownership of 16.3% of the class).  Meson Capital Partners LLC serves as investment adviser to Meson Capital LP and Meson Constructive Capital LP, with which Meson Capital Partners LLC and Mr. Morris share voting and investment power over all such shares. There is a discrepancy between the number of shares reported as owned by Mr. Boches between the Morris / Meson preliminary proxy statement and their nominating letter to the Company on one hand, and the number reported in the two Schedules 13D/A, on the other. The number shown in the table includes the higher number.

(4)	Includes 55,000 shares issuable upon exercise of warrants.

(5)
Includes 67,344 shares issuable upon conversion of Series A Preferred. Also includes 1,800 outstanding shares and 702 shares issuable upon conversion of Series A Preferred that are owned by Dr. Schorr’s wife, as to which he disclaims beneficial ownership.

(6)	Includes 27,369 shares issuable upon conversion of Series A Preferred. Also includes 4,000 shares that are owned by Mr. Boyle’s wife, as to which he disclaims beneficial ownership

(7)	Includes 6,978 shares issuable upon conversion of Series A Preferred.

(8)	Includes a total of 432,687 shares issuable upon conversion of Series A Preferred and exercise of vested options and warrants.

PROPOSAL 1:	TO ADOPT AN AMENDMENT TO SEVCON’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO IMMEDIATELY DECLASSIFY OUR BOARD OF DIRECTORS SO THAT ALL DIRECTORS ARE ELECTED ANNUALLY FOR ONE-YEAR TERMS.

Proposed Amendment

We are submitting for stockholder approval an amendment to our Amended and Restated Certificate of Incorporation (the "Current Charter") providing for the immediate elimination of the current, partially-classified Board structure (the “Charter Amendment”). If the Charter Amendment is adopted, all directors will be elected on an annual basis beginning immediately at the 2017 annual meeting. In accordance with Delaware law, the Charter Amendment would also permit the removal of directors by the stockholders with or without cause.

Background and Reasons for the Proposed Amendment

The number of directors has been fixed at eight by the Board. Until the 2015 annual meeting, members of the Board of Directors were divided into three classes and served three-year, staggered terms. At the 2015 annual meeting, the stockholders adopted the Current Charter, providing for phased elimination of the classified Board structure over three years. The three directors elected at the 2015 annual meeting (Glenn J. Angiolillo, Ryan J. Morris, and David R. A. Steadman) are currently serving three-year terms that end at the 2018 annual meeting, and their successors will be elected to one-year terms thereafter. The terms of the other directors expire at the 2017 annual meeting when their successors will be elected to one-year terms. Each director holds office until his or her successor has been elected or qualified or until the director’s earlier resignation or removal.

In light of the Meson nominations and accusations made by Mr. Morris against other directors, your Board determined that it would be in the stockholders’ best interest to accelerate the full declassification to the 2017 annual meeting. This would mean that the terms of all directors, including those elected in 2015, would end simultaneously, and would allow an immediate vote on all directors on an equal footing. The Board believed that this would avoid any perception of entrenchment by any of the current directors and that it would further ensure that our corporate governance policies maximize Board accountability to stockholders by allowing stockholders the immediate opportunity to register their views on the composition of our complete board of directors.

Accordingly, the Board has approved and declared advisable the Charter Amendment, which would immediately declassify the Board, terminating the current term of all directors, and institute annual voting for each director to serve a one-year term beginning with this annual meeting. The Charter Amendment also follows Delaware law for non-classified boards of directors by permitting directors to be removed with or without cause. The Charter Amendment, which is subject to stockholder approval, is set forth in Appendix A to this Proxy Statement.

Required Vote

For the Charter Amendment to become effective, this proposal must receive the affirmative vote of a majority of the outstanding shares entitled to vote at the meeting. Accordingly, abstentions and broker non-votes will have the same effect as votes cast against the proposal.

The Board of Directors recommends a vote FOR the proposal to adopt the proposed amendment to the Amended and Restated Certificate of Incorporation on the WHITE proxy card.

PROPOSAL 2:	IF PROPOSAL 1 IS APPROVED, TO ELECT EIGHT DIRECTORS

If Proposal 1 is approved, the Board will be immediately declassified and the terms of all eight of our current directors, including the three elected in 2015, will end at the 2017 annual meeting. Based on the recommendation of its Nominating and Governance Committee, the Board has nominated Glenn J. Angiolillo, Matthew Boyle, Matthew Goldfarb, William J. Ketelhut, Walter M. Schenker, Marvin G. Schorr, David R. A. Steadman and Paul O. Stump for election to one-year terms. All are currently directors except Dr. Schorr, the Company’s Founder, who has vast experience with the Company, having been Chairman of the Board from 1988 to 2005 and playing an active role in its strategy development. Dr. Schorr served as a director until the 2016 annual meeting when – in recognition of his continuing insightful, important contributions to Board and Company strategy – he was asked to continue contributing as Director Emeritus. Each nominee has consented to being named in this proxy statement and to serve if elected, and the Company is not presently aware of any reason that would prevent any nominee from serving as a director. If a nominee is unavailable to serve or for good cause will not serve, the proxies will be voted for another nominee selected by the Board.

Meson Capital L.P. has notified us that it intends to nominate up to [#] persons for election as directors at the annual meeting.  One of our current directors, Mr. Morris, is the managing member of Meson’s general partner. Your Board does not endorse Mr. Morris or any Meson nominee and urges you not to sign or return any proxy card that may be sent to you by Meson. Our Nominating and Governance Committee and Board have evaluated each of the Board’s nominees and each of Meson’s proposed nominees against the factors and principles the Board uses to select nominees for director. Based on this evaluation, our Nominating and Governance Committee and Board have concluded that it is in the best interests of the Company and its stockholders for each of the Board-recommended nominees to serve as a director of the Company.

Information about our current directors and Dr. Schorr appears below under the heading “Information Regarding the Board of Directors and Nominees for Election.”

Vote Required

Pursuant to the Company’s by-laws, directors will be elected by a plurality of the votes properly cast at the annual meeting. Unless Meson withdraws its nominees, there will be more nominees than there are open seats on the Board. Accordingly, if Proposal 1 is approved, the eight nominees receiving the highest number of FOR votes will be elected. Broker non-votes and votes withheld will not be treated as votes cast and will not affect the outcome of the election.

The Board of Directors recommends that you use the WHITE proxy card to vote FOR the election of
Messrs. Angiolillo, Boyle, Goldfarb, Ketelhut, Schenker, Schorr, Steadman and Stump for election as directors.

PROPOSAL 3:	IF PROPOSAL 1 IS NOT APPROVED, TO ELECT FIVE DIRECTORS

If Proposal 1 is not approved, three of the Company’s eight current directors, Glenn J. Angiolillo, Ryan J. Morris, and David R. A. Steadman will not be subject to election at the 2017 annual meeting, and will continue to serve as directors until the 2018 annual meeting.  The terms of five of the Company’s eight current directors, Matthew Boyle, Matthew Goldfarb, William J. Ketelhut, Walter M. Schenker and Paul O. Stump will expire at the 2017 annual meeting. Based on the recommendation of its Nominating and Governance Committee, the Board has nominated Messrs. Boyle, Goldfarb, Ketelhut, Schenker, and Stump for re-election to new one-year terms. Each nominee has consented to being named in this proxy statement and to serve if elected, and the Company is not presently aware of any reason that would prevent any nominee from serving as a director. If a nominee is unavailable to serve or for good cause will not serve, the proxies will be voted for another nominee selected by the Board.

Meson Capital L.P. has notified us that it intends to nominate up to [#] persons for election as directors at the annual meeting.  One of our current directors, Mr. Morris, is the managing member of Meson’s general partner. Your Board does not endorse Mr. Morris or any Meson nominee and urges you not to sign or return any proxy card that may be sent to you by Meson. Our Nominating and Governance Committee and Board have evaluated each of the Board’s nominees and each of Meson’s proposed nominees against the factors and principles the Board uses to select nominees for director. Based on this evaluation, our Nominating and Governance Committee and Board have concluded that it is in the best interests of the Company and its stockholders for each of the Board-recommended nominees to serve as a director of the Company.

Information about our current directors and Dr. Schorr appears below under the heading “Information Regarding the Board of Directors and Nominees for Election.”

Vote Required

Pursuant to the Company’s by-laws, directors will be elected by a plurality of the votes properly cast at the annual meeting. Unless Meson withdraws its nominees, there will be more nominees than there are open seats on the Board. Accordingly, if Proposal 1 is not approved, the five nominees receiving the highest number of FOR votes will be elected. Broker non-votes and votes withheld will not be treated as votes cast and will not affect the outcome of the election.

The Board of Directors recommends that you use the WHITE proxy card to vote FOR the election of
Messrs. Boyle, Goldfarb, Ketelhut, Schenker, and Stump for re-election as directors.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND NOMINEES FOR ELECTION

The table below provides certain information about our current directors and Dr. Schorr. If Proposal 1 is approved, the terms of all of current directors will expire at the 2017 annual meeting. If Proposal 1 is not approved, the terms of all current directors will end as specified in the column titled “Current Term Expires.”

Current Directors / Board-Recommended Nominees Under Either of Proposals 2 and 3

Name	Current Term Expires	Business Experience During Past Five Years and Other Directorships	Has Been a Director of the Company Since	No. of Common Shares of the Company Beneficially Owned and Percent of Class (†)

Glenn J. Angiolillo Age – 63	2018	Mr. Angiolillo has served as the President of GJA Management Corporation, a wealth management consulting and advisory firm, since 1998. Mr. Angiolillo has served as a director of LICT Corporation, Ryman Hospitality Properties, Inc., and Trans-Lux Corporation within the past five years. Mr. Angiolillo’s qualifications to serve on the Board of Directors include his experience with commercial and corporate law, his record of service on the boards of several public companies as well as on the Company’s Audit Committee, and his extensive corporate governance and investment experience.	2013	10,314 (#)(1)
Matthew Boyle Age – 54	2017	President and Chief Executive Officer of the Company since November 1997. Vice President and Chief Operating Officer of the Company from November 1996 to November 1997. As our Chief Executive Officer, Mr. Boyle’s strong executive leadership and knowledge of our products, suppliers, customers and industry are valued highly by the Board.	1997	109,265 2.03%
Matthew Goldfarb (A)(B)(C) Age – 45	2017
Chairman of the Board. Mr. Goldfarb has served as Chief Restructuring Officer, Acting Chief Executive Officer and a director of Cline Mining Corporation, a Canadian mining company, since December 2013.  Before that, Mr. Goldfarb served as Chief Executive Officer of Xinergy Ltd., a Central Appalachian coal producer, having previously served as its Vice Chairman and lead independent director since its IPO in December 2009 through November 2013. Mr. Goldfarb is a founding partner of Southport Midstream Partners LLC, a private-equity backed development company focused on energy infrastructure projects.  He previously was a senior investment professional with GSO Capital Partners, Pirate Capital and Icahn Associates Corp.
			2016	3,300 (#)

Name	Current Term Expires	Business Experience During Past Five Years and Other Directorships	Has Been a Director of the Company Since	No. of Common Shares of the Company Beneficially Owned and Percent of Class (†)

Mr. Goldfarb is a director of Midway Gold Corporation and he has served on the boards of directors of The Pep Boys – Manny, Moe & Jack, Huntingdon Capital Corp., and Fisher Communications, Inc., within the past five years.

In December 2013 and in contemplation of a financial restructuring, Mr. Goldfarb was retained by the Cline Mining Corporation board of directors, at the instruction of its senior lenders, to lead the financial restructuring and optimization of the mining assets of the TSX-listed issuer.   CCAA insolvency proceedings and related Chapter 15 "recognition" proceedings relating to the “work-out” of Cline Mining Corporation were initiated in December 2014, and the company emerged therefrom in July 2015.

Mr. Goldfarb resigned as the Chief Executive Officer of Xinergy, Ltd. In November, 2013. Xinergy filed for bankruptcy protection under Chapter 11 in July 2015 due to challenging market conditions, given its exposure to metallurgical coal pricing.

Mr. Goldfarb’s qualifications to serve on the Board of Directors include his vast investing experience, his experience with commercial and corporate law and his extensive record of service on the boards of several public companies. The Company values the extensive executive and investment experience that Mr. Goldfarb brings to the Board. The Board also benefits from Mr. Goldfarb’s contributions as Chairman of the Nominating and Governance Committee and a member of the Audit and Compensation Committees.

William J. Ketelhut Age – 64	2017	Mr. Ketelhut was an advisor to, and Divisional Managing Director of, CSE-Global Ltd, Singapore from 2004 to 2014. He has been a director of Energy Conversion Devices, Inc. and Industrial Defender. Mr. Ketelhut’s services as executive and director of a variety of companies, including a term as Chairman of the Company’s Board and on several Board committees, give him the skills and experience to be an effective leader and to provide guidance to management and the other Board members on financial and operational matters.	2011	40,302 (#)(2)

Name	Current Term Expires	Business Experience During Past Five Years and Other Directorships	Has Been a Director of the Company Since	No. of Common Shares of the Company Beneficially Owned and Percent of Class (†)

Walter M. Schenker (A) Age – 69	2017
Mr. Schenker has been a Principal at MAZ Capital Advisors, an investment advisory firm, since 2010 and was a Principal at Titan Capital Management, LLC, a registered investment adviser and hedge fund from 1999 until 2010. He is also a director of TransPrecision Corporation.

In 2007, TCMP3 Partners, L.P., its general partner TCMP3 Capital, LLC, its investment manager Titan Capital Management, LLC, and portfolio managers Steven E. Slawson and Mr. Schenker consented to the entry of a final judgment in an action brought by the Securities and Exchange Commission regarding their activities in connection with certain unregistered securities offerings.  Without admitting or denying the allegations of the complaint, Mr. Schenker consented to the entry of a final judgment permanently enjoining him from future violations of Section 5 of the Securities Act of 1933 and requiring him to pay a civil penalty.

Mr. Schenker’s qualifications to serve on the Board of Directors include his experience with many aspects of public company investing including accounting, financial reporting, capital allocation, strategic transactions and investor relations, as well as his prior service as Chairman of the Board. The Company also benefits from his service on the Audit Committee.

			2013	39,193 (#)(3)
Dr. Marvin G. Schorr Age – 91	------
Dr. Schorr was the Chairman of the Company’s Board of Directors from January 1988 until January 2005. Before that, he was Chairman of the Board of Directors and President of Tech/Ops, Inc., the Company’s predecessor. His term of office as a director expired at the 2016 annual meeting, whereupon he was elected Director Emeritus.

As the Company’s founder, having served on all the Board committees, and with lengthy business experience and wide-ranging interests in relevant technologies and the Company’s industry, Dr. Schorr has provided wisdom and vision to the Board for many years. With his experience and engineering knowledge he continues to be an invaluable contributor to the work of the Board.
			1951 - 2016	427,936 7.91%

Name	Current Term Expires	Business Experience During Past Five Years and Other Directorships	Has Been a Director of the Company Since	No. of Common Shares of the Company Beneficially Owned and Percent of Class (†)

David R. A. Steadman (A)(B)(C) Age – 79	2018
President of Atlantic Management Associates, Inc., a management services firm, from 1988 to 2009. Director of Sterling Construction Company until 2013 and director of several privately held companies and charitable bodies.

Mr. Steadman’s service as executive and director of a variety of companies has given him the skills and experience to be an effective Board member and to provide guidance to management on financial and operational matters. The Board has also benefited from Mr. Steadman’s contribution as Chairman of the Audit Committee and as a member of the Compensation and Nominating and Governance Committees, as well as his prior service as Chairman of the Board.

			1997	44,800 (#)(4)
Paul O. Stump (A)(B)(C) Age – 64	2017
Chief Executive Officer of Chromata LLC, a manufacturer of color night vision products, since September 2014. Previously, Vice President of Engineering of Crane Payment Solutions from 2010 to 2013, President and Chief Executive Officer of Telequip Corporation, a manufacturer of coin dispensing equipment, from 1997 to 2007, and consultant to Telequip Corporation from 2007 to 2009.

Mr. Stump’s qualifications to serve on the Company’s Board of Directors include his operational and engineering skills, as well as his management experience, which allow him to provide guidance and perspective to the Company’s management. The Board also values his contributions as Chairman of the Compensation Committee, and his service as a member of the Audit, and Nominating and Governance Committees.
			2005	35,024 (#)(5)

Current Director Not Nominated for Re-Election by Your Board

Name	Current Term Expires	Business Experience During Past Five Years and Other Directorships	Has Been a Director of the Company Since	No. of Common Shares of the Company Beneficially Owned and Percent of Class (†)

Ryan J. Morris Age – 32	2018	Mr. Morris has been the President of Meson Capital Partners LLC, an investment partnership, since February 2009. He cofounded VideoNote LLC, an educational software company, and has served as its Chief Executive Officer since July 2008. Mr. Morris serves on the boards of InfuSystems Holdings, Inc., where he was the Chairman of the Board from April 2012 until May 2015, and Trans-Lux Corporation. He has also been Chairman of the Board of Lucas Energy, Inc. within the past five years.	2013	1,150,729 20.04%

†
Unless otherwise indicated, each person has sole voting and investment power with respect to the shares listed or shares that power with his spouse.  The footnotes for Dr. Schorr and Messrs. Boyle and Morris in the table on page 5 also apply to this table.

(#)	Less than 1%.
(A)	Member of the Audit Committee.
(B)	Member of the Compensation Committee.
(C)	Member of the Nominating and Governance Committee.
(1)	Includes 1,014 shares issuable upon conversion of Series A Preferred.
(2)	Includes 7,212 shares issuable upon conversion of Series A Preferred.
(3)	Includes 1,614 shares issuable upon conversion of Series A Preferred owned by Mr. Schenker directly and 7,500 shares issuable upon exercise of warrants that are owned by MAZ Partners LP.
(4)	Includes 3,000 shares issuable upon conversion of Series A Preferred.
(5)	Includes 7,224 shares issuable upon conversion of Series A Preferred.

PROPOSAL 4:	RATIFICATION OF THE SELECTION OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2017

RSM US LLP has served as the Company’s independent registered public accounting firm for the last five fiscal years.  The Board of Directors is seeking an advisory stockholder vote ratifying the appointment of RSM US LLP as the Company’s independent registered public accounting firm and expects to engage them for the fiscal year ending September 30, 2017. The Audit Committee believes RSM US LLP is well qualified to continue as the Company’s auditor.

Representatives of RSM US LLP are expected to attend the annual meeting and to be available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire.

The fees billed by RSM US LLP and other member firms of the RSM International network, of which RSM US LLP is a member, for fiscal 2016 and 2015 are set out below. Another firm assisted RSM US LLP with audit and tax work in respect of the Company’s U.K. subsidiaries in 2015.

	(in thousands)
	2016	2015
Audit fees	$307	$202
Audit-related fees	132	0
Tax fees	61	35
Total RSM fees	$500	$237

The 2016 audit fees include $41,000 for the audit of Bassi S.r.l., which the Company acquired in 2016. The 2016 audit-related fees were one-time fees for work relating to the Bassi acquisition. Tax fees relate to the preparation of the Company’s U.S. and U.K. subsidiaries’ tax returns. The 2016 tax fees also include $27,000 related to the Bassi acquisition.

All of the above services and fees were approved by the Audit Committee before the respective engagements were undertaken. The Company has not adopted pre-approval policies and procedures relating to non-audit services.

Vote Required

Ratification of the appointment of RSM US LLP by the stockholders is not required by law or by the Company’s by-laws. The Board of Directors is nevertheless submitting this non-binding resolution to the stockholders to ascertain their views. If this Proposal 4 is not approved at the annual meeting, the Audit Committee intends to reconsider its recommendation of RSM US LLP as independent auditors. The Company may retain the firm for fiscal 2017 notwithstanding a negative stockholder vote.

The ratification of the appointment of RSM US LLP will require the affirmative vote of a majority of the votes cast at the annual meeting. Accordingly, abstentions and broker non-votes will not count as votes cast for or against this Proposal 4.

The Board of Directors recommends that you vote FOR the proposal to ratify RSM US LLP’s selection as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2017.

PROPOSAL 5:	ADVISORY VOTE REGARDING THE EXECUTIVE OFFICERS’ COMPENSATION

This Proposal 5, commonly known as “Say on Pay,” asks the stockholders to approve the compensation of the Company’s executive officers for fiscal 2016 as described under “Executive Compensation” on pages 20 to 23 of this proxy statement.  The Company currently conducts “Say on Pay” stockholder advisory votes annually.

The compensation paid to the Company’s executive officers is intended to align their interests with the long-term interests of the Company’s stockholders and is based on a pay-for-performance philosophy.  It is straightforward, consisting principally of salary, which must be competitive to retain the skills and experience of excellent employees, an annual bonus to reward strong performance, and equity compensation to encourage long-term commitment and team performance. Not all elements may be provided every year, depending on the performance of the Company and the executive.

In 2016 the executives successfully closed the acquisition of Bassi, a privately-held company in Italy which designs and manufactures battery chargers for electric vehicles. This acquisition was part of the Company’s strategic plan to become a world leader in electrification. The Company, under their leadership, has attracted significant development contracts with some of the world’s largest vehicle manufacturers that are expected to lead to substantial revenue from the products under development.  In addition they have successfully identified, attracted and integrated scarce global Engineering resources required to achieve future growth and success. While much of the business remains extremely volatile, the Board believes that the retention of the knowledge and experience of the executive team will lead to greater performance in the future, that they merit their compensation, and that it should be approved by stockholders.

The vote on this Proposal 5, which is solicited pursuant to section 14A of the Securities Exchange Act, is advisory and its outcome will not be binding on the Board nor require the Board to take any action. Moreover, the outcome of the vote will not be construed as overruling any decision of the Board, or creating or implying any additional fiduciary duty of the Board. However, the Board expects to take into account the outcome of this vote when considering future executive compensation arrangements for the Company’s executive officers.

Proposal 5 will be considered approved at the annual meeting if more votes are cast in favor of the proposal than against it. Abstentions and broker non-votes will not count as votes cast for or against this Proposal 5.

The Board of Directors recommends a vote FOR the following resolution:
“That the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K,
 including the compensation tables and narrative discussion, is hereby approved.”

PROPOSAL 6:	ADVISORY VOTE REGARDING THE FREQUENCY OF STOCKHOLDER VOTES TO APPROVE THE EXECUTIVE OFFICERS’ COMPENSATION

Your Board also seeks the views of the stockholders on how often the Company should ask the stockholders to vote on the compensation of the Company’s executive officers: each year, every two years, or every three years.  The Company is required by Section 14A of the Securities Exchange Act of 1934 to include a Say on Pay vote, like Proposal 5, in proxy statements for its annual meetings at least once every three years, and also to seek periodic advisory votes on how often there should be a Say on Pay vote.

Your Board recognizes the importance of receiving regular input from stockholders on important governance matters. Your Board believes that the Say on Pay vote should be held each year because that will permit our stockholders to express their opinion as close in time to the relevant compensation and will be most useful to the Board. Your Board asks that you indicate your preference on the WHITE proxy card.

Because the vote solicited by this Proposal 6 is advisory, its outcome will not be binding on the Board nor require the Board to take any action. Moreover, the outcome of the vote will not be construed as overruling any decision of the Board or creating or implying any additional fiduciary duty of the Board or restricting. However, the Board expects to take into account the outcome of this vote when considering how frequently to seek a “Say on Pay” vote of stockholders in the future.

Only votes cast at the annual meeting will be taken into account. Abstentions and broker non-votes will not count as votes cast with respect to this Proposal 6.

The Board of Directors recommends a vote in favor of the Company’s including a Say on Pay proposal in the proxy statement for its annual meeting each year.

CORPORATE GOVERNANCE

Director Independence

The Board has determined that all directors other than Messrs. Boyle and Morris are independent under Securities and Exchange Commission rules and NASDAQ Capital Market listing standards, based on information known to the Company. The Company may from time to time have arms-length commercial dealings with companies of which its directors may be officers and/or directors. To the Company’s knowledge, during fiscal 2016, there were no such dealings and none of the independent directors had any other business, financial, family or other type of relationship with the Company or its management other than as a director and stockholder.

Board Leadership Structure

The Company has always had different persons serving in the offices of Chairman of the Board and Chief Executive Officer (CEO), although we have no formal policy requiring that structure, and it is likely that the Board would elect a lead independent director if the Chairman and CEO were the same person. The Board believes it is in our best interests to make the determination based on an assessment of the current condition of the Company and the composition of the Board. The responsibilities of the Chairman or lead director include setting the Board's agenda in collaboration with the CEO, providing guidance to the CEO, acting as a regular communication channel between the Board and CEO, presiding over executive sessions of the Board to review the Company's performance and management effectiveness, coordinating the activities of the independent directors, reviewing the activities and effectiveness of the Board committees, and evaluating the need for any changes. The Board believes that having a separate Chairman or lead director allows the CEO to focus principally on managing the Company, which is important because of the Company’s small senior management team, enhances Board involvement and communications among the independent directors, and would ensure consistent Board leadership during any CEO transition.

Board Meetings

During the fiscal year ended September 30, 2016, the Board of Directors held a total of eighteen meetings. Board meetings typically include executive sessions at which only independent directors are present. All Board members are expected to attend the annual meeting of stockholders, subject to special circumstances. All but one of the members of the Board at the time attended the annual meeting of stockholders in 2016.

Communications to the Board

Stockholders may communicate with the Board of Directors by mailing a communication to the entire Board or to one or more individual directors, in care of the Corporate Secretary, Sevcon, Inc., 155 Northboro Road, Southborough, Massachusetts 01772. All communications from stockholders to Board members (other than communications soliciting the purchase of products and services) will be promptly relayed to the Board members to whom the communications are addressed.

Committees of the Board

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee, all the members of which are independent under Securities and Exchange Commission rules and NASDAQ Capital Market listing standards, as applicable. In addition to the meetings described below, the members of each committee communicate regularly amongst themselves and with management on Company matters.

Each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee operates under a written charter that is available on the Company’s web site: www.sevcon.com.

Audit Committee. The Audit Committee is composed of four directors. The Board has determined that Messrs. Steadman and Goldfarb, members of the Committee, are “audit committee financial experts,” as defined by the Securities and Exchange Commission. The Committee selects, evaluates and oversees the Company’s independent auditors, approves any engagement of the independent auditors to perform non-audit services, and oversees the Company’s internal accounting and financial controls. It reviews the audited financial statements and discusses them, as well as the adequacy and quality of the Company’s financial reporting principles and procedures, with management and the auditors together and in separate executive sessions. It also reviews and approves related person transactions. The Audit Committee met eleven times during the fiscal year ended September 30, 2016. The Committee’s report appears on page 20 below.

Compensation Committee. The Compensation Committee is composed of three directors. Generally all compensation and fringe benefit programs of the Company are subject to review and recommendation by the Committee, which also reviews and recommends the base salary and incentive compensation of the executive officers and a group of senior managers, as well as grants of equity compensation to all employees. The Chief Executive Officer provides a detailed performance assessment and compensation recommendation for each executive officer (other than himself), which the Committee considers in making its decisions. The Compensation Committee usually considers annual equity grants for executives in its December meeting each year. Other compensation decisions are made throughout the year as circumstances warrant. All compensation actions taken by the Committee are reported to the full Board of Directors, and are subject to the approval of the Board, excluding management directors. The Committee did not use the services of any compensation consultants during the past fiscal year.

The Committee also reviews and makes recommendations to the Board on director compensation and equity awards, on policies and programs for the development of management personnel, as well as management structure and organization. The Compensation Committee met six times during the fiscal year ended September 30, 2016.

The Committee is authorized to delegate to one or more executive officers of the Company the power to make awards under the 1996 Equity Incentive Plan to participants who are not subject to Section 16 of the Securities Exchange Act of 1934 and all determinations under the Plan with respect thereto, provided that the Committee establishes the aggregate and individual maximum amounts of such awards, and such other features of the awards as required by applicable law.  The Committee has not delegated such authority to date.

Nominating and Governance Committee. The Nominating and Governance Committee is composed of three directors. It considers nominations to the Board, develops and implements the Company’s corporate governance principles and practices, and recommends to the Board of Directors’ action related to Board composition, size and effectiveness and management succession plans for the positions of Chairman of the Board and Chief Executive Officer. The Nominating and Governance Committee met seven times during the fiscal year ended September 30, 2016.

Director Nominations

In identifying potential candidates and selecting nominees for directors, the Nominating and Governance Committee does not foreclose any sources. The Committee reviews candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the Committee or recommended by the Board.

The Nominating and Governance Committee does not rely on a fixed set of qualifications for director nominees. The Committee’s primary objective for director nominees is to create a Board with a broad range of skills and attributes that is aligned with the Company’s strategic needs.

The minimum qualifications for director nominees are that they:

•	be able to dedicate time and resources sufficient for the diligent performance of the duties required of a member of the Board,

•	do not hold positions or interests that conflict with their responsibilities to the Company, and

•	comply with any other minimum qualifications for either individual directors or the Board as a whole mandated by applicable laws or regulations.

Additionally, at least a majority of members of the Board of Directors must qualify as independent directors in accordance with NASDAQ Capital Market independence rules.

The Nominating and Governance Committee’s process for evaluating nominees for director, including nominees recommended by stockholders, is to consider their skills, character and professional ethics, judgment, leadership experience, business experience and acumen, familiarity with relevant industry issues, national and international experience, and other relevant criteria as they may contribute to the Company’s success. This evaluation is performed in light of the Committee’s views as to what skill set and other characteristics would most complement those of the current directors, including the diversity (principally, of education and backgrounds), age, skills and experience of the Board as a whole.

In order to recommend a candidate for consideration by the Nominating and Governance Committee, a stockholder must provide the Committee with the candidate's name, background and relationship with the proposing stockholder, a brief statement outlining the reasons the candidate would be an effective director of the Company and information relevant to the considerations described above. Such information should be sent to the Nominating and Governance Committee of Sevcon, Inc., 155 Northboro Road, Southborough, Massachusetts 01772, Attention: Corporate Secretary. The Committee may seek further information from or about the candidate, or the stockholder making the recommendation, including information about all business and other relationships between the candidate and the stockholder.

Board’s Role in Risk Oversight

The Company’s business involves many operational and financial risks, which management and the Board seek to mitigate through careful planning and execution. Assessing and managing risk is primarily the responsibility of the Company’s management. However, the Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks.  The Board of Directors provides oversight by receiving reports from management in Board meetings and conference calls, as well as through periodic management reports. These include reports on the market environment and strategic situation, customer sales results and forecasts, availability of raw materials and components, product development, liquidity, and overall financial performance and forecasts. Board members have the opportunity to provide input and direction to management on managing risks on a current basis, either directly or through the Chairman. In order to ensure that longer term risks are also considered in a timely and consistent manner, each year the full Board reviews and approves a strategic business plan that is used by management throughout the year. The Audit Committee oversees the Company’s internal financial and accounting controls. As such, the Audit Committee regularly discusses with management and the Company’s independent registered public accounting firm the Company’s major financial and controls-related risk exposures and the steps that management has taken to monitor and control such exposures. The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Company believes that Board leadership that includes a Lead Independent Director enhances the Board’s ability to oversee the Company’s operational and financial risks.

Stock Ownership Policy

In 2004, the Board adopted Equity Compensation Guidelines in which it established a target level of stock ownership for directors of twice the level of annual cash compensation. Grants of restricted stock will be intended in part to assist in reaching these levels of ownership over time. Shares held by members of a person’s immediate family or a trust for his or their sole benefit may be counted towards the ownership requirement. Each director is required to refrain from selling Company stock acquired as restricted stock (other than to make required tax payments related to a grant) if the value, based on current market price of his Company stock after the sale, would be below his designated ownership level. The Compensation Committee has discretion to make exceptions in extraordinary circumstances where not contrary to Company goals, such as cases of significant personal hardship.

Director Compensation

Non-employee directors are each paid a retainer of $60,000, 50% in cash and 50% in the form of restricted stock, as described below. The Chairman of the Board of Directors receives an additional $20,000 per year, and the Chairmen of the principal committees receive the following additional amounts for their duties as such: Audit, $10,000, Compensation, $5,000, Nominating and Governance, $5,000. Members of the Audit Committee each receive an additional $2,000 for their duties as such, and the members of the Compensation and Nominating and Governance Committees each receive $1,500. The members of ad hoc committees appointed to address specific matters also receive additional compensation, depending on the circumstances.

Half of the non-employee directors’ annual retainer is in the form of an equity grant in order to align their interests with those of the stockholders. In 2016, such grants were for 3,300 shares of restricted stock, determined by dividing $30,000 by the average share price for calendar year 2015 and rounding to the nearest 100 shares. Such restricted shares will fully vest the day before the 2017 annual meeting of stockholders or, if earlier, upon the recipient’s death or disability or upon a change in control of the Company. Restricted shares may not be sold, assigned, transferred, pledged or otherwise disposed of by the recipient until they vest. If the recipient’s service as a director of the Company is terminated for any reason other than the recipient’s death or disability, any unvested shares will be forfeited and returned to the Company, unless the Compensation Committee determines otherwise in its discretion.

The following table shows compensation paid to all non-employee directors during fiscal 2016:

	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Total
Name	($)	($)(1)(2)	($)(1)	($)
Glen Angiolillo	38,141	32,406	-	70,547
Matthew Goldfarb	19,451	32,406	-	51,857
Maarten D. Hemsley(3)	12,912	-	-	12,912
William J. Ketelhut	44,654	32,406	-	77,060
Ryan J. Morris	33,073	32,406	21,625(4)	87,104
Walter M. Schenker	49,847	32,406	-	82,253
Marvin G. Schorr(3)	31,022	-	-	31,022
David R.A. Steadman	32,681	32,406	-	65,087
Paul O. Stump	32,264	32,406	-	64,670
Frederick A. Wang(3)	23,250	32,406	-	55,656

(1)	Represents the aggregate grant date fair value of the restricted stock or option awards received by the director during fiscal 2016, determined in accordance with FASB ASC Topic 718.
(2)	As of September 30, 2016, each non-employee director held 3,300 shares of restricted stock.
(3)	Dr. Schorr and Mr. Hemsley served on the Board of Directors until the 2016 annual meeting of stockholders and Mr. Wang until March 2016.
(4)	Mr. Morris received stock options during the fourth quarter of fiscal 2016 as compensation for service as Executive Chairman. As of September 30, 2016, he held 56,700 options.

AUDIT COMMITTEE REPORT

In the course of its oversight of the Company’s financial reporting process, the Audit Committee of the Board of Directors has (i) reviewed and discussed with management the Company’s audited financial statements for the fiscal year ended September 30, 2016, (ii) discussed with RSM US LLP, the Company’s independent auditors, the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees , and (iii) received the written disclosures and the letter from RSM US LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding RSM US LLPs communications with the Audit Committee concerning independence, and discussed with RSM US LLP its independence.

Based on the foregoing review and discussions, the Committee recommended to the Board of Directors that the audited financial statements for the year ended September 30, 2016 be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Members of the Audit Committee

David R. A. Steadman, Chairman
Matthew Goldfarb
Walter M. Schenker
Paul O. Stump

EXECUTIVE COMPENSATION

Compensation Tables

The following tables provide information for the last fiscal year concerning the compensation of each of the executive officers of the Company whose total compensation exceeded $100,000 in the most recent fiscal year.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)	Stock Awards ($)(2)		Option Awards ($)(2)		All Other Compensation ($)(1)	Total ($)
Matthew Boyle, President and Chief Executive Officer	2016	$315,813	$-	$53,548	(3)	$45,892	(3)	$3,253	$417,501
	2015	$327,183	$-	$94,200	(4)	$-		$2,349	$423,732

Paul N. Farquhar, Vice President and Chief Financial Officer	2016	$186,892	$-	$33,660	(3)	$45,892	(3)	$4,543	$267,973
	2015	$200,874	$-	$62,800	(4)	$-		$1,597	$265,271

(1)
Messrs. Boyle and Farquhar are residents of the United Kingdom and receive their cash compensation in British Pounds. The amounts shown in the table were determined using the exchange rates (ranging from $1.310 to $1.534 per British Pound during fiscal 2016) in force on the respective payment dates. The following table sets out their cash compensation as actually paid in British Pounds (£):

Name	Year	Salary (£)	Bonus (£)	All Other Compensation (£)
Mr. Boyle	2016	£221,999	£-	£2,284
	2015	£212,667	£-	£1,585
Mr. Farquhar	2016	£131,200	£-	£3,190
	2015	£130,567	£-	£1,078

(2)	Represents the grant date fair value of the respective stock and option awards, determined as described in the Stock-Based Compensation Plans note to our financial statements included in the Form 10-K filed with the Securities and Exchange Commission for the respective year.
(3)	These grants of restricted stock and stock options will vest as to 80% of the respective number of shares if the Company’s currency-adjusted fully-diluted earnings per share for fiscal 2018 is equal to or greater than $1.104 and as to 100% of such shares if it is equal to or greater than $1.38. The options have an exercise price of £6.50 per share, equivalent to $9.944 on the date of grant.
(4)	These grants of restricted stock vest at the rate of 50% on each of the first two anniversaries of the grant date.

The Company is party to a Services Agreement with each of Messrs. Boyle and Farquhar that sets forth the principal terms of his employment arrangement with the Company, as described below under “Executive Employment Agreements.”

Outstanding Equity Awards at Fiscal 2016 Year-End

	Option Awards					Stock Awards
Name	Equity incentive plan awards: Number of securities underlying unexercised, unearned options (#)		Option exercise price ($)		Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($) †	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($) †
Matthew Boyle	4,615	(1)	9.944	(2)	12/16/20	--		--	5,385	(1)	47,441.85
	--		--		--	6,000	(3)	52,860	--		--
	--		--		--	6,000	(4)	52,860	--		--
Paul N. Farquhar	4,615	(1)	9.944	(2)	12/16/20	--		--	3,385	(1)	29,821.85
	--		--		--	3,000	(3)	26,430	--		--
	--		--		--	6,000	(5)	52,860	--		--
	--		--		--	4,000	(4)	35,240	--		--

†	Based on the closing sale price, $8.81, of a share of common stock on September 30, 2016, the last trading day of the fiscal year.
(1)
These grants of stock options and restricted stock will vest as to 80% of the respective number of shares if the Company’s currency-adjusted fully-diluted earnings per share for fiscal 2018 is equal to or greater than $1.104 and as to 100% of such shares if it is equal to or greater than $1.38.

(2)	The exercise price of these options is 6.50 British Pounds per share. The reported figure of $9.944 is the U.S. Dollar equivalent at the date of grant.
(3)	These shares of restricted stock vest on the earlier of December 4, 2016, or the third business day after the Company publicly announces its results for fiscal 2016.
(4)	These shares of restricted stock vest on the earlier of December 16, 2016, or the third business day after the Company publicly announces its results for fiscal 2016.
(5)
These shares of restricted stock vest as to 2,000 shares on each of (i) the third business day after the Company publicly announces its financial results for fiscal 2016 and 2017 and (ii) the earlier of December 9, 2018 or the third business day after the Company publicly announces its results for fiscal 2018.

Pension Benefits

The U.K. Retirement Plan was frozen effective September 30, 2012 and in consequence there will be no future accrual earned by U.K. executive officers or employees under this defined benefit arrangement. Until then, the executive officers participated in this defined benefit plan, which was based on 1/60th of final U.K. base salary (as defined in the Plan) for each year of service, subject to a maximum of 2/3rds of final U.K. base salary. With effect from September 30, 2012, the accrued benefits earned by the executive officers, based on their service to this date, will be frozen other than for CPI-based increases, which will be applied annually until the executive reaches retirement age.

With effect from October 1, 2012, the executive officers have participated in the Company’s U.K. Group Personal Pension Plan (“GPPP”), a defined contribution pension arrangement, with Scottish Widows plc, a U.K. based life, pensions and investment company, which is a subsidiary of Lloyds Banking Group. The Company contributes a minimum of 4% up to a maximum of 8% of the employee’s base salary on a matched basis dependent on the employee’s personal contribution as a percentage of base salary. A lump sum death in service benefit of eight times the base salary of the executive is payable on the death of the employee during employment.

Executive Employment Agreements

We have a Services Agreement with each of Messrs. Boyle and Farquhar that sets forth the principal terms of his employment arrangement with the Company. Each officer is entitled to receive a minimum base salary (Mr. Boyle – £175,000 and Mr. Farquhar – £110,000, or $229,845 and $144,474, respectively, at the exchange rate in effect on September 30, 2016); provided that their actual salaries are subject to annual review and may be increased by the Compensation Committee. In addition, each officer is eligible to receive an annual cash incentive bonus as determined by the Compensation Committee in its discretion. Each officer is entitled to participate in the Company’s pension plan and to receive family health and life insurance benefits on the terms of the respective plans.

Mr. Boyle’s agreement continues until terminated by the Company upon at least 12 months’ notice, or by Mr. Boyle upon at least three months’ notice. Mr. Farquhar’s agreement continues until terminated by the Company upon at least six months’ notice, or by Mr. Farquhar upon at least three months’ notice. For the first 12 months after a change of control, the notice period for termination by the Company is increased to 18 months for Mr. Boyle and 12 months for Mr. Farquhar. Alternatively, the Company may in its discretion make a payment of salary in lieu of the whole or any part of any unexpired notice period, together with a sum equivalent to the fair value of any other benefits of employment provided under the terms of the Agreement. If we terminate the employment of either officer for cause, the officer would not be entitled to notice or compensation.

In addition, we have a Non-Competition and Non-Solicitation Agreement with each of Messrs. Boyle and Farquhar. These and the Service Agreements prohibit Mr. Boyle, for up to 24 months after his termination, and Mr. Farquhar, for up to 12 months after his termination, from (i) competing with, soliciting or enticing customers and employees away from, or disparaging the Company or any of its subsidiaries, and (ii) interfering with the continuance of supplies and services from the Company’s principal suppliers.

Upon a change in control of the Company (whether or not the officer’s employment is terminated), these agreements provide that vesting of shares of restricted stock and unvested stock options held by such officer would accelerate. (For this purpose, a "change in control" means a change in control of the Company that would be required by SEC rules to be reported in the Company’s proxy statement, including the acquisition by any person of beneficial ownership of securities of the Company representing a majority of the combined voting power of the Company's then outstanding securities.) Similarly, if we terminate an officer’s employment other than for cause or disability, vesting of shares of restricted stock and unvested stock options held by such officer would accelerate. Upon a change in control of the Company, the Company also must ensure that the officer continues to be provided with a pension plan offering benefits equivalent to the benefits provided under the Company’s pension plan in effect on July 1, 2010. The following table sets forth the compensation that would have been due to Messrs. Boyle and Farquhar as a result of a change in control of the Company, and termination of employment where applicable, occurring on September 30, 2016:

Golden Parachute Compensation

Name	Cash($)(1)	Equity($)(2)	Total
Matthew Boyle	$453,707	$153,162	$606,869
Paul N. Farquhar	$172,318	$144,352	$316,670

(1)
Represents the aggregate cash payment that would be due in lieu of notice if the executive’s employment was terminated within 12 months after the change in control. Any such payment would be made in British Pounds. The amounts shown in the table were determined using the executives’ salary at September 30, 2016 and the exchange rate (1.3134 per Pound) in force on that date.

(2)
Represents the aggregate value of restricted stock awards for which vesting would be accelerated, based on the $8.81 closing sale price of a share of the Company’s common stock on September 30, 2016. The actual amount received by the officer on the sale of previously restricted stock will depend on market value at the time of such transactions. A change in control of the Company will trigger accelerated vesting of the officer’s outstanding equity awards, regardless of whether the officer’s employment is terminated in connection with the change in control transaction.

In the event of a change in control, it is possible that the compensation arrangements for Messrs. Boyle and Farquhar may be renegotiated by the officers, the Board of Directors and/or the Company’s merger or acquisition partner, in which case the amounts payable might differ from those shown above.

TRANSACTIONS WITH RELATED PERSONS

During fiscal 2016 and 2015, no related person transactions requiring disclosure in the proxy statement were identified or submitted to the Audit Committee for approval.

DEADLINE FOR STOCKHOLDER PROPOSALS FOR 2018 ANNUAL MEETING;
ADVANCE NOTICE PROVISIONS FOR   STOCKHOLDER PROPOSALS AND NOMINATIONS

The 2018 annual meeting of stockholders will be held on February 6, 2018. In order for a stockholder proposal to be considered for inclusion in the Company’s proxy materials for the annual meeting in 2018, it must be received by the Company at 155 Northboro Road, Southborough, Massachusetts 01772, Attention: Treasurer, no later than September [●], 2017.

The by-laws of the Company provide that in order for a stockholder to bring business before or propose director nominations at an annual meeting, the stockholder must give written notice to the Secretary or other specified officer of the Company not less than 50 days nor more than 75 days prior to the meeting, except that if notice thereof is mailed to stockholders or publicly disclosed less than 65 days in advance, the notice given by the stockholder must be received not later than the 15th day following the day on which the notice of such annual meeting date was mailed or public disclosure made, whichever occurs first. The notice must contain specified information about the proposed business or each nominee and the stockholder making the proposal or nomination.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and persons owning more than 10% of the Company’s registered equity securities (“reporting persons”) to file with the Securities and Exchange Commission reports of their initial ownership and of changes in their ownership of the Company’s equity securities and to provide the Company with copies of all Section 16(a) reports they file.

Based on a review of the reports filed by such persons with respect to the Company’s last fiscal year, the Company believes that all its reporting persons have complied with the Section 16(a) filing requirements except that Bassi Holding S.r.l was late in filing its initial ownership report and one report of a subsequent transaction.

OTHER BUSINESS

The Board of Directors does not know of any business that will come before the meeting except the matters described in the notice. However, by signing, dating and returning a WHITE proxy card or submitting your proxy and voting instructions via the internet, you will give to the persons named as proxies discretionary voting authority with respect to any matter that may properly come before the annual meeting about which we did not have notice by December 19, 2016, which is the date specified by the advance notice provisions set forth in our bylaws, and they intend to vote on any such other matter in accordance with their best judgment.

APPENDIX A

PROPOSED CHARTER AMENDMENT

If approved by the stockholders, Article SIXTH of the Company’s Amended and Restated Certificate of Incorporation would be amended as follows, with deletions indicated by strike-throughs and additions indicated by underlining:

SIXTH:  The Board of Directors shall consist of not less than three nor more than fifteen directors, the exact number to be determined from time to time by the Board of Directors.  The term of each director serving as of the date of the 2017 annual meeting of stockholders shall expire at such annual meeting of stockholders, notwithstanding that such director may have been elected for a term that extended beyond the date of such annual meeting.  Commencing with the election of directors at the annual meeting of stockholders scheduled to be held in 2017, each director shall be elected to hold office until the next succeeding annual meeting of stockholders and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal. Any vacancy in the Board of Directors for any reason, including any resulting from an increase in the number of directors, may be filled by the Board of Directors, acting by a majority of the directors then in office although less than a quorum. ~~All directors in office or elected as such on the date of adoption by the stockholders of this Amended and Restated Certificate of Incorporation (the “Adoption Date”) shall serve until the end of the respective terms to which they were elected, and any~~   Any director chosen to fill a vacancy ~~among such directors~~ or newly created directorship shall hold office until ~~the end of the term of the director he or she succeeded. At each~~ next annual meeting of stockholders ~~beginning with the first annual meeting after the Adoption Date, the successor to each director whose respective term ends at such annual meeting shall be elected for a one-year term expiring at the next annual meeting, and any director chosen to fill a vacancy among such directors shall hold office until the next annual meeting.  Until the third annual meeting of stockholders following the Adoption Date, no director may be removed by the stockholders other than for cause.~~   for the election of directors and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal.   Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the corporation, the election, terms of office, right of removal, and other features of such directorships shall be governed by the terms of ~~this~~   the Amended and Restated Certificate of Incorporation ~~and certificates of designation applicable thereto~~.

APPENDIX B

PERSONS WHO MAY BE PARTICIPANTS IN THE SOLICITATION OF PROXIES

Set forth below are the names, principal business addresses and principal occupations or employment of the directors and executive officers of the Company who may assist in the Company’s solicitation of proxies in connection with the 2017 Annual Meeting, and the name, principal business and address of any corporation or other organization in which their employment is carried on. To the extent that any of these individuals assists the Company in its solicitation of proxies for the 2017 Annual Meeting, these persons may be deemed “participants” under the applicable SEC rules.

The name and principal occupation or employment of each individual who may be deemed a “Participant” are set forth below. Unless otherwise indicated, for each person, the principal business address is c/o Sevcon, Inc., 155 Northboro Road, Southborough, MA 01772. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with the Company.

The list below includes all current directors of the Company except Ryan J. Morris, who is affiliated with Meson, which has nominated an alternate slate of directors.  Mr. Morris is not expected to solicit proxies on behalf of the Board-recommended nominees or otherwise act as a “participant” on behalf of the Company.

Name	Present Position with the Company and/or Other Principal Occupation or Employment	Address of Principal Employer (If Other than Company)

Glenn J. Angiolillo	Director, President of GJA Management Corporation	84 Middle Ridge Road New Canaan, CT 06840
Matthew Boyle	Director, President and Chief Executive Officer
Paul N. Farquhar	Vice President and Chief Financial Officer
Matthew Goldfarb	Director, Chief Restructuring Officer, Acting Chief Executive Officer and a director of Cline Mining Corporation	47 Colborne street, Suite 307 Toronto, Ontario Canada M5E 1P8
William J. Ketelhut	Director
Walter M. Schenker	Director, Principal at MAZ Capital Advisors	1130 Us Highway 46 # 1 Parsippany, NJ 07054
Dr. Marvin G. Schorr	Director Emeritus
David R. A. Steadman	Director
Paul O. Stump	Director, Chief Executive Officer of Chromata LLC	100 Cummings Center, Beverly, MA 01915

Interests of Participants

The number of shares of the Company’s common stock held by each of our directors and executive officers as of December 9, 2016 is set forth under “Beneficial Ownership of Common Sock” and “Board of Directors and Nominees for Election” in  this Proxy Statement and is incorporated by reference herein.

Pursuant to a Securities Purchase Agreement dated July 6, 2016, certain participating investors, including a funds managed by Mr. Schenker, purchased units issued by the Company, consisting of one share of common stock, $0.10 par value, and 0.5 of a warrant to purchase one share of common stock.  The units were sold at a price of $9.12 per unit.  In connection with the Securities Purchase Agreement, the Company and the participating investors (including the funds managed by Mr. Schenker) also entered into a Registration Rights Agreement, pursuant to which the Company agreed to register the shares of common stock and the shares of common stock issuable upon the exercise of the warrants sold pursuant to the Securities Purchase Agreement.

Purchases and Sales of Company Securities by Participants During Past Two Years

Director	Date	Shares Purchased	Shares Sold
Matthew Boyle	1/15/2016		5,546 withheld at $9.32/sh.
Paul N. Farquhar	1/15/2016		4,137 withheld at $9.32/sh.
William J. Ketelhut	5/11/2015	1,000 at $9.393/sh.
400 at $9.40/sh.
2,200 at $9.43/sh.
	5/28/2015	2,790 at $10.20/sh.
	8/11/2015	200 at $8.88/sh.
500 at $8.94/sh.
	8/19/2015	400 at $9.20/sh.
800 at $9.25/sh.
700 at $9.30/sh.
	8/26/2015	3,000 at $7.85/sh.
	8/27/2015	1,500 at $7.80/sh.
300 at $7.90/sh.
Walter M. Schenker	5/22/2015	1,000 at $10.04/sh.
	6/10/2015	1,500 at $10.48/sh.
	8/26/2015	2,000 at $7.71/sh.
	8/28/2015	279 at $7.44/sh.
	9/2/2015	1,000 at $7.21/sh.
	7/6/2016	15,000 units of one share and one-half-share warrant at $9.12/unit

Miscellaneous Information Regarding Participants

Except as described in this Appendix B or otherwise disclosed in the Proxy Statement, to our knowledge:

•	no Participant owns any Company securities of record that such Participant does not own beneficially;
•
no Participant is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to any Company securities, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies;

•	no associate of any Participant owns beneficially, directly or indirectly, any Company securities;
•	no Participant owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company;
•
no Participant nor any associate of a Participant is a party to any transaction, since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which (i) the Company was or is to be a participant, (ii) the amount involved exceeds $120,000 and (iii) any Participant or any related person thereof had or will have a direct or indirect material interest;

•
no Participant, nor any associate of a Participant, has any arrangement or understanding with any person (i) with respect to any future employment by the Company or its affiliates or (ii) with respect to any future transactions to which the Company or any of its affiliate will or may be a party; and

•	no Participant has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the 2017 annual meeting of stockholders.

IMPORTANT

YOUR VOTE IS VERY IMPORTANT, no matter how many or how few shares you own.  Please give us your proxy “FOR ALL” of your Board’s nominees by voting in one of four ways

•	Visit the website shown on your WHITE proxy card to submit a proxy to vote via the Internet;

•	Use the toll-free telephone number on your WHITE proxy card to submit a proxy to vote by telephone;

•	Sign, date, and mail your WHITE proxy card to us in the enclosed envelope; or

•	Attend the Annual Meeting and vote in person. (If you plan to do this, please also vote using one of the other methods to make sure your votes are recorded.)

After voting on the enclosed WHITE proxy card, DO NOT SIGN OR RETURN ANY PROXY CARD PROVIDED TO YOU BY MESON CAPITAL L.P. UNLESS YOU INTEND TO CHANGE YOUR VOTE, because only your latest dated proxy card will be counted.

If you have already voted using the gold proxy card, you may change your vote and vote for the Board’s recommended nominees and on the other matters to be voted on at the annual meeting. You may do this by submitting a proxy to vote via the Internet or by telephone following the instructions on the WHITE proxy card, or by completing and mailing the enclosed WHITE proxy card in the enclosed pre-paid envelope.  Note that voting to “WITHHOLD” with respect to any of Meson’s nominees on a gold proxy card is not the same as voting for the Board’s nominees because submitting a gold proxy card will revoke any WHITE proxy you previously submitted. Only the latest validly executed proxy that you submit will be counted.

If you have any questions about this proxy statement, would like to request additional copies of this proxy statement, or need help voting your shares, please contact our proxy solicitor:

[PROXY SOLICITOR CONTACT BOX]

Preliminary Copy – Subject to Completion

VOTE BY INTERNET – www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form

SEVCON, INC. 155 NORTHBORO ROAD SOUTHBOROUGH, MA 01772
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by your company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet.  To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern time the day before the cut-off date or meeting date.  Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY
SEVCON, INC. The Board of Directors recommends you vote FOR all of proposals 1, 4, 5 and 6 and that you vote FOR All of the Board nominees listed below in Proposals 2 and 3.
1.     Adopt the amendment to the Company’s Amended and Restated Certificate of Incorporation to immediately declassify the Board of Directors and provide for the annual election of all directors for one-year terms.
	For ☐	Against ☐	Abstain ☐

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below:
2. If Proposal 1 above is approved by stockholders, to elect the Board nominees named below as directors of the Company for terms expiring in 2018	☐	☐	☐
Nominees:
01) Glenn J. Angiolillo
02) Matthew Boyle
03) Matthew Goldfarb
04) William J. Ketelhut
05) Walter M. Schenker
06) Marvin G. Schorr
07) David R. A. Steadman
08) Paul O. Stump
	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below:
3. If Proposal 1 above is not approved by stockholders, to elect the Board nominees named below as directors of the Company for terms expiring in 2018	☐	☐	☐
Nominees:
01) Matthew Boyle
02) Matthew Goldfarb
03) William J. Ketelhut
04) Walter M. Schenker
05) Paul O. Stump

4. Ratify the appointment of the independent registered public accounting firm for fiscal 2017	For ☐	Against ☐	Abstain ☐

5. Approve the fiscal 2016 compensation of the Company’s executive officers	☐	☐	☐

6. Indicate the frequency of votes to approve the compensation of the Company’s executive officers The Board recommends that you vote FOR 1 year.	1 year ☐	2 years ☐	3 years ☐	Abstain ☐
Such other business as may properly come before the meeting or any adjournment thereof.

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF SEVCON, INC.

The undersigned hereby appoints David R. A. Steadman, Paul N. Farquhar and Matthew C. Dallett, and each of them with power to act without other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of common stock of Sevcon, Inc. which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held February 7, 2017 or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. This proxy will be valid until the sooner of one year from the date indicated on the reverse side and the completion of the annual meeting (including any adjournments or postponements thereof). The undersigned hereby revokes any earlier proxy given with respect to these shares.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED.  IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR PROPOSAL 1, FOR THE ELECTION OF ALL NOMINEES LISTED ON THIS PROXY CARD UNDER PROPOSALS 2 AND 3, RESPECTIVELY FOR PROPOSALS 4 AND 5, FOR ONE YEAR UNDER PROPOSAL 6, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

(Continued and to be marked, dated and signed, on the other side)